Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”), dated March 30, 2017, is by and among NORDSON CORPORATION, an Ohio corporation (the “Purchaser”), VIKING MERGER CORP., a Delaware corporation (“Merger Sub”), VENTION MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”) and VMHI REP SERVICES, LLC, a Delaware limited liability company, solely in its capacity as Stockholder Representative thereunder, and amends that certain Agreement and Plan of Merger, dated February 20, 2017, by and among Purchaser, Merger Sub, the Company and the Stockholder Representative (the “Agreement”), as contemplated by Section 11.10 of the Agreement. The capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1    Tax Matters.

a.	Section 1.1 of the Agreement is hereby amended to (i) delete the definition of “Transaction Tax Deductions” in its entirety and (ii) replace the definition of “Tax Benefit” with the following:

““Tax Amount” means an amount equal to $11,500,000.”

b.	Section 3.1 of the Agreement is hereby amended to add the following immediately after “minus (j) the Continuing Transition Employee Compensation”:

“plus (k) the Tax Amount”

c.	Section 2.5(a)(viii) is hereby amended to delete the following: “and (4) without duplication of any amounts described in clause (3), Tax Benefits as a result of Transaction Tax Deductions that are payable to the Holders pursuant to and in accordance with Section 6.9(k)”.

d.	Section 2.5(a)(ix) is hereby amended to delete the following: “and (4) without duplication of any amounts described in clause (3), Tax Benefits as a result of Transaction Tax Deductions that are payable to the Holders pursuant to and in accordance with Section 6.9(k)”.

e.	Section 6.9(e) of the Agreement is hereby deleted in its entirety and replaced with the following: “[Intentionally Omitted]”.

f.	Section 6.9(i)(i) of the Agreement is hereby deleted in its entirety and replaced with the following: “[Intentionally Omitted]”.

g.	Section 6.9(k) of the Agreement is hereby deleted in its entirety and replaced with the following: “[Intentionally Omitted]”.

ARTICLE II

MISCELLANEOUS

Section 2.1    Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Agreement will from and after the effective date hereof refer to the Agreement as amended by this Amendment.

Section 2.2    Integration. This Amendment, together with the Agreement and the documents executed pursuant thereto, supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for the Confidentiality Agreement) and constitute the entire agreement between the Parties with respect thereto.

Section 2.3    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Sections 11.4, 11.5 and 11.6, in each case, of the Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

Section 2.4    Notices. All notices and other communications hereunder will be in writing and sent pursuant to the requirements of Section 11.2 of the Agreement.

Section 2.5    Headings. The insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Amendment.

Section 2.7    Counterparts. This Amendment may be executed by facsimile or electronic mail and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment or the terms hereof to produce or account for more than one of such counterparts.

[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

COMPANY:

VENTION MEDICAL HOLDINGS, INC.

By:	/s/Daniel C. Croteau
Name:	Daniel C. Croteau
Title:	President & Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

PURCHASER:

NORDSON CORPORATION

By:	/s/Robert E. Veillette
Name:	Robert E. Veillette
Title:	Vice President, General Counsel & Secretary

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

MERGER SUB:

VIKING MERGER CORP.

By:	/s/Jeffrey A. Pembroke
Name:	Jeffrey A. Pembroke
Title:	President

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.

STOCKHOLDER REPRESENTATIVE:

VMHI REP SERVICES, LLC

By:	/s/Colton J. King
Name:	Colton J. King
Title:	President and Treasurer